LASERSIGHT INCORPORATED
                              3300 University Blvd.
                                    Suite 140
                             Orlando, Florida 32792



July 2, 1998



Dear LaserSight Shareholder:

Your Board of Directors recently declared a dividend of Preferred Share Purchase Rights ("Rights") on July 2, 1998, to stockholders of record on July 13, 1998. The Rights will expire in 10 years. This letter and the enclosed Summary of Stockholder Rights Agreement describe the Rights Agreement and explain the Board's reasons for adopting it.

Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can presently trade shares of the Company's Common Stock. The Rights will only become exercisable if the problem which they were created to deal with arises. They should then operate to protect you against being deprived of your right to share in the full measure of your Company's long-term potential.

The Rights contain provisions to protect shareholders in the event of an unsolicited attempt to acquire LaserSight. Abusive takeover tactics can unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. More than 1,800 companies, including approximately one-half of the Business Week 1000 companies and Fortune 500 companies and approximately two-thirds of the companies in the Fortune 200, have issued similar rights to protect their shareholders against these tactics. We consider the Rights to be the best available means of protecting both your right to retain your equity investment in LaserSight and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

The Rights are not intended to prevent a takeover of the Company and will not do so. However, they should deter any attempt to acquire the Company in a manner or on terms not approved by the Board. Prior to the accumulation, through open-market purchases, a tender offer or otherwise, of 15 percent or more of the Company's shares by a single acquiror or group, the Rights may be redeemed by the Board of Directors for 1 cent per Right or amended by the Board to exempt acquirors in transactions approved by the Board. Thus, the Rights should not interfere with any merger or business combination approved by the Board of Directors prior to that time.

In addition to authorizing the Rights, your Board today authorized a new series of junior participating preferred stock which could be issued in the event that the Rights become exercisable. The dividend, liquidation and voting rights, as

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well as the non-redemption feature, of the junior participating preferred shares are designed so that the value of a 1/1,000 interest in a preferred share will approximate the economic value of one share of the Company's Common Stock.

These actions are more fully described in the enclosed Summary of Stockholder Rights Agreement. As the Summary indicates, the Rights will initially trade together with the Company's Common Stock, will be represented by Company Common Stock certificates, do not have any voting power, are not currently exercisable and do not become exercisable unless certain acquisition events occur.

Your Board was aware when it acted that some people have advanced arguments that securities of the sort we are issuing deter legitimate acquisition proposals. We carefully considered these views and concluded that the arguments are speculative and do not justify leaving shareholders without any protection against unfair treatment by an acquiror -- who, after all, is seeking his own advantage, not yours. Your Board believes that these Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

In declaring the Rights dividend, we have expressed our confidence in the Company's future and our commitment to giving you, our shareholders, every opportunity to participate fully in that future.

On behalf of the Board of Directors.




/s/ Michael R. Farris
------------------------------------
Michael R. Farris
President and Chief Executive Officer

Enclosure

















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